Tronox Stockholders Elect Jerome Adams Director;
Approve Ernst & Young LLP as Auditor

Oklahoma City, May 11, 2006 - Stockholders of Tronox Incorporated (NYSE: TRX, TRX.B) elected Jerome Adams to the company’s board of directors during Tronox’s Annual Meeting of Stockholders today. Stockholders also ratified the appointment of Ernst & Young LLP as the company’s independent auditing firm.
Adams, retired senior vice president of administration for BMC Software, Inc., will serve a three-year term, expiring at the 2009 Annual Meeting of Stockholders. Adams, 60, has nearly 40 years of experience in management, human resources and information technology. Prior to joining BMC in 2002, he was with Shell Oil Co. for seven years, serving as general manager of corporate resources and services from 1999 to 2002, and general manager of learning and transformation services and director of Shell Management Development Center from 1995 to 1999.
Headquartered in Oklahoma City, Tronox is the world’s third-largest producer and marketer of titanium dioxide pigment, with an annual production capacity of 624,000 tonnes. Titanium dioxide pigment is an inorganic white pigment used in paint, coatings, plastics, paper and many other everyday products. The company’s five pigment plants, which are located in the United States, Australia, Germany and the Netherlands, supply high-performance products to more than 1,100 customers in approximately 100 countries. In addition, Tronox produces electrolytic products, including sodium chlorate, electrolytic manganese dioxide, boron trichloride, elemental boron and lithium manganese oxide. For information on Tronox, visit www.tronox.com.

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Media Contact:	Debbie Schramm
Direct: 405-775-5177
Cell: 405-830-6937
debbie.schramm@tronox.com

Investor Contact:	Robert Gibney
Direct: 405-775-5105
robert.gibney@tronox.com

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